Exhibit 10.14.2

TERMINATION AGREEMENT

This Termination Agreement (this “Termination Agreement”) is entered as of February 10, 2023 (the “Effective Date”), by and among ResearchDx, Inc., a California corporation (“ResearchDx”), Lucid Diagnostics Inc., a Delaware corporation (“Lucid Diagnostics”), and LucidDx Labs Inc., a Delaware corporation (“LucidDx Labs”). Each of ResearchDx, Lucid Diagnostics and LucidDx Labs is referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS, ResearchDx, Lucid Diagnostics and LucidDx Labs are parties to that certain Asset Purchase Agreement, dated as of February 25, 2022 (as amended from time to time, the “Asset Purchase Agreement”), pursuant to which LucidDx Labs purchased from ResearchDx certain assets in respect of that certain CLIA-certified, high-complexity clinical laboratory located at 14 Orchard Road, Lake Forest, CA 92630 (the “Laboratory”), where the EsoGuard assay was then conducted for the benefit of LucidDx Labs’ parent company, Lucid Diagnostics.

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, ResearchDx and LucidDx Labs entered into that certain License Agreement, dated as of February 25, 2022 (as amended from time to time prior to the date hereof, the “Management Services Agreement”; capitalized terms used but not defined herein have the meanings assigned thereto in the Management Services Agreement), pursuant to which LucidDx Labs engaged ReseachDx to provided certain services related to the operation of the Laboratory following consummation of the transactions contemplated by the Asset Purchase Agreement;

WHEREAS, the Parties have mutually agreed to the termination of the Management Services Agreement without cause (as that phrase is defined in the Management Services Agreement) on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and releases set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties each intending to be legally bound, hereby agree as follows:

1. Termination of Management Services Agreement. The Parties hereby agree that the Management Services Agreement is hereby terminated without cause (as that phrase is defined in the Management Services Agreement), effective as of the Effective Date, and of no further force and effect. Except as expressly provided herein, none of the Parties shall have any further rights or obligations under or otherwise in respect of the Management Services Agreement, notwithstanding anything in the Management Services Agreement to the contrary (except that the recordkeeping provisions in Article I, Section 1(c)(1) of the Management Services Agreement, and the confidentiality provisions in Article X, Section 1(c)(1) of the Management Services Agreement shall continue in full force and effect).

2. Earnout Payment and Minimum Quarterly Payments. Notwithstanding anything to the contrary in the Asset Purchase Agreement or the Management Services Agreement, the Parties hereby further agree that, from and after the Effective Date:

(a) the aggregate amount of earned but unpaid Earnout Payments (as defined in the Asset Purchase Agreement) shall be $725,000; and

(b) ResearchDx shall have no further right to receive, and neither LucidDx Labs nor Lucid Diagnostics shall have any further obligation to pay to ResearchDx or any of its affiliates, any Minimum Quarterly Payment or portion thereof pursuant to the Asset Purchase Agreement or the Management Services Agreement.

ResearchDx hereby directs Lucid Diagnostics to issue to Endeavour Investments, LLC 553,436 shares of Lucid Diagnostics’ common stock, in full satisfaction of LucidDx Labs’ and Lucid Diagnostics’ obligations with respect to Earnout Payments. Lucid Diagnostics hereby agrees to make such issuance within fifteen (15) days of the Effective Date.

3. Mutual Releases.

(a) Each of Lucid Diagnostics and LucidDx Labs, on behalf of itself, their respective affiliates, and its and their respective affiliates’ officers, directors, successors or assigns, licensees, agents, employees and all those acting under their direction or pursuant to their control (collectively, the “Lucid Release Parties”), releases and discharges ResearchDx, its affiliates and its and its affiliates’ officers, directors, successors or assigns, licensees, agents, employees and all those acting under their direction or pursuant to their control (the “ResearchDx Release Parties”), from any and all actions, causes of action, rights of action, damages, suits, notes, debts, costs, sums of money, obligations, accounts, liabilities, covenants, contracts, controversies, agreements, promises, losses, damages, judgments, claims, and demands whatsoever (collectively, “Claims”), whether known or unknown, liquidated or contingent, foreseeable or unforeseeable, and whether or not alleged or made in law or equity, that any of the Lucid Release Parties has, owns or holds, or might have had, owned or held, whether individually, representatively, derivatively or in any other capacity, from the beginning of the world to the Effective Date, arising from or otherwise related to the Management Services Agreement or the termination thereof.

(b) ResearchDx, on behalf of itself and each of the other ResearchDx Release Parties, releases and discharges each of the Lucid Release Parties from any and all Claims, whether known or unknown, liquidated or contingent, foreseeable or unforeseeable, and whether or not alleged or made in law or equity, that any of the ResearchDx Release Parties has, owns or holds, or might have had, owned or held, whether individually, representatively, derivatively or in any other capacity, from the beginning of the world to the Effective Date, arising from or otherwise related to the Management Services Agreement or the termination thereof.

(c) The foregoing mutual releases shall not release any Claims (i) to enforce this Agreement or (ii) that may arise from or otherwise be related to the Asset Purchase Agreement Lease Agreement; provided that it is agreed and understood that the foregoing mutual releases shall release any Claims in respect of the Asset Purchase Agreement related to Earnout Payments or Minimum Quarterly Payments.

4. No Admission of Liability; No Precedent Regarding Future Disputes. The Parties agree that this Termination Agreement does not constitute an admission of liability by any Party, it does not constitute any factual or legal precedent or finding whatsoever with respect to any future disputes, and it may not be used as evidence in any subsequent proceeding of any kind, except in an action alleging breach of this Termination Agreement.

2

5. Confidentiality. Except as expressly permitted in this Section 5, none of the Parties shall, and they shall not permit any of their respective affiliates or their and their respective affiliates’ officers, directors, employees, agents and attorneys (collectively, “Representatives”) to, make any press releases or other public or private communications about this Termination Agreement. The only such use, disclosures and communications permitted are as follows:

(a) The Parties are permitted to disclose that “the Parties have mutually agreed to terminate the Management Services Agreement without cause” (and not for any other reason);

(b) The Parties are permitted to disclose the terms of the this Termination Agreement to their respective officers, directors, attorneys, , and accountants or other financial advisors, and to their respective parent companies only to the extent necessary for the conduct of the parties’ respective financial affairs; provided that all such persons are informed of the confidential nature of the Termination Agreement and agree to keep such information confidential;

(c) The Parties, and their successors and assigns, are permitted to disclose the terms of this Termination Agreement pursuant to a subpoena issued by a court of competent jurisdiction or a legislative body, provided that the disclosing party shall immediately inform the non-disclosing parties upon receipt of the subpoena, by means of written notice, and that the disclosing party shall apprise the third party seeking disclosure of the confidential nature of the information and shall use its good faith efforts to secure and assure the confidentiality and non-disclosure of the information to and/or by the third party;

(d) The Parties are permitted to disclose the terms of this Termination Agreement to the extent necessary to enforce its rights hereunder, but only in a confidential mediation or arbitration; and

(e) Lucid Diagnostics and its parent company, PAVmed Inc., a Delaware corporation, are permitted to disclose the fact of and terms of this Termination Agreement to the extent necessary to comply with any securities laws or regulations applicable to either of them as a publicly-traded company. Any such disclosure must say “the Parties have mutually agreed to terminate the Management Services Agreement without cause.”

The Parties agree that any breach of the non-use, non-disclosure and other confidentiality obligations set forth herein shall result in immediate and irreparable harm and each Party acknowledges that there may be no adequate remedy at law for such breach or disclosure and that in the event thereof the non-breaching party shall be entitled to equitable relief in the nature of injunction and to all other available relief at law or in equity.

6. Non-Solicitation. Each of Lucid Diagnostics and LucidDx Labs agrees that from the Effective Date through the one-year anniversary thereof (the “Restricted Period”), each of them will not directly or indirectly, for its own account or for the account of others, hire, urge, induce, entice, or in any manner whatsoever solicit any ResearchDx employee to leave the employment of ResearchDx or any of its affiliates. ResearchDx agrees that during the Restricted Period, it will not directly or indirectly, for its own account or for the account of others, hire, urge, induce, entice, or in any manner whatsoever solicit any Lucid Diagnostics or LucidDx Labs employee to leave the employment of Lucid Diagnostics, LucidDx Labs or any of their respective affiliates.

3

7. Non-Disparagement. Each of Lucid Diagnostics and LucidDx shall not, and shall use its commercially reasonable efforts to cause its directors, managers, officers, employees and affiliates not to, disparage or make any false or inaccurate statements (whether in oral, written, electronic or other form) regarding ResearchDx or any of its affiliates. ResearchDx shall not, and shall use its commercially reasonable efforts to cause its directors, managers, officers, employees and affiliates not to, disparage or make any false or inaccurate statements (whether in oral, written, electronic or other form) regarding Lucid Diagnostics, LucidDx Labs or any of their respective affiliates. Notwithstanding the foregoing, nothing in this Section 7 shall prohibit the making of truthful statements in the course of sworn testimony in any legal proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law.

8. Representations. Each of the Parties represents and warrants to the other Party that:

(a) it has entered into this Termination Agreement and executed this Termination Agreement voluntarily and willingly;

(b) it has relied upon the legal advice of its attorneys, who are the attorneys of its own choice and that the terms of this Termination Agreement have been completely read and explained to it by its attorneys, and that those terms are fully understood and voluntarily accepted by it; and

(c) it is the sole and exclusive owner of the claims it is releasing hereby, it has the sole and exclusive right and is duly authorized to settle and release the other Party from such claims, and it has not assigned or otherwise transferred to any other party any such claims being settled and/or released pursuant to this Termination Agreement.

9. Governing Law. This Termination Agreement shall be governed by the laws of the State of New York, without reference to conflict of law principles, and any dispute arising under this Termination Agreement shall be adjudicated in accordance with the dispute resolution provisions set forth in the Management Services Agreement. The Parties acknowledge and waive any challenge to the exercise of jurisdiction over them by such an arbitration tribunal in connection with any dispute arising from or related to this Termination Agreement.

10. Amendments. This Termination Agreement may not be modified except in writing signed by all Parties hereto.

11. Further Assurance. The Parties hereto agree to execute such other writings, documents and instruments as may be necessary or desirable to effectuate the purposes of this Termination Agreement but in the event of any difference between this Termination Agreement and such other writings, the provisions herein shall control.

12. Counterparts. This Termination Agreement may be executed in counterparts, each one of which may be deemed the original.

[signature page follows]

4

IN WITNESS WHEREOF, the Parties hereto have caused this Termination Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the date first above written.

LUCID DIAGNOSTICS INC.

By:
Name:	Lishan Aklog, M.D.
Title:	Chairman and Chief Executive Officer

LUCIDDX LABS INC.

By:
Name:	Lishan Aklog, M.D.
Title:	Chairman and Chief Executive Officer

RESEARCHDX, INC.

By:
Name:
Title:

5